EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of the 2nd day of February, 2012, is by and between Semble, Inc., a Nevada corporation (the "Company"), and Jay Lee ("Employee") and the parties hereby agree as follows:

AGREEMENTS

1. **Employment; Term.** The Company hereby employs Employee to perform the duties described herein, and Employee hereby accepts employment with the Company, for a term beginning on the date hereof and continuing until terminated as provided in Section 6 below.

2. **Position and Duties.** The Company hereby employs Employee as Sr. Software Engineer/Architect. As such, Employee shall have responsibilities, duties and authority specified by the Director of Technology ("DIRECTOR"). Employee will report directly to the DIRECTOR or as otherwise directed by the DIRECTOR. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote all of his professional time, attention, and efforts to promote and further the business of the Company. Employee shall faithfully adhere to, execute, and fulfill all policies established by the Company. The focus of the Employee's efforts during the initial 150 days are set forth in Schedule 1 attached.

3. **Compensation.** For all services rendered by Employee, the Company shall compensate Employee as follows:

(a) *Base Salary.* Effective on the commencement date of the Employment Agreement, the base salary payable to Employee shall be $10,000.00per month, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less than monthly.

Effective on the one year anniversary of the Employee's start date, Director of Technology will conduct a performance review to review first year performance, achievements, expectations and areas of improvement. If Employee has met and performed all duties and responsibilities in a satisfactory manner, Employee's base salary will increase to $10,834.00 per month.

(b) *Bonus.* Employee shall be eligible to receive an initial bonus in accordance with the terms set forth in Schedule 2 attached and such other ongoing as the Company's Board of Directors determines is appropriate based on the Employee's performance of his duties and the financial performance by the Company.

(c) Profit Sharing. Employee will be entitled to received 5% of the profit sharing pool to be established and funded by the Board of Directors of the Company. Employee understands there are no assurances in the near term the Company will generate enough profits to fund an employee profit sharing pool.

(d) *Perquisites, Benefits, and Other Compensation.* During the Term, Employee shall be entitled to receive all perquisites and benefits as are customarily provided by the Company to its employees, subject to such changes, additions or deletions as the Company may make generally from time to time, as well as such other perquisites or benefits as may be specified from time-to-time by the DIRECTOR. Without limiting the foregoing, during the Term the Employee shall be entitled to the following:

(i) Options. The Company shall cause options for the purchase of the Company's common shares to be issued to the Employee as follows:

Options	Exercise Price
100,000 shares	$.001 per Common Unit

Thirty-three percent (33%) of the options shall be vested on the anniversary date of this agreement, and the balance of the options shall vest over the next twenty-four (24) months (at the rate of 2. 8% per month). In addition, all unvested options shall become fully vested and exercisable upon a Change of Control of the Company, as defined in Section 6(e) below. Upon the occurrence of such an event, the Employee shall have three years from the date of such Change of Control within which to exercise all vested options. Upon a termination of the Employee's employment by the Company without cause, as defined in Section 6(d) below, the Employee shall have one year within which to exercise all then vested options. If the Employee's employment by the Company is terminated by reason of his death, disability or resignation, Employee or his guardian or personal representative, if applicable, shall have ninety (90) days from such termination of his employment within which to exercise all then vested options. The options shall be represented by a Unit Option Agreement.

(ii) Other Benefits. The Company shall also provide Employee with such other benefits and perquisites as the Company provides to its senior executive officers, including health, dental and medical coverage or insurance, if any. It is understood that as of the date of this Agreement, the Company does not provide any such benefits but will be looking to establish such benefits by the end of the first quarter 2012. In the meantime, in addition to the compensation listed above, Employee will be entitled to receive a benefits stipend of $600 to be used by Employee to cover insurances expenses.

4. **Expense Reimbursement.** The Company shall reimburse Employee for (or, at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

5. **Place of Performance.** The initial place of performance shall be from the Company's offices in Bellevue, Washington. Employee understands that he may be requested by the Company in the future to operate out of a central office established by the Company in the Seattle/Bellevue Metro region, the exact location of the office will be in the sole discretion of the Company.

6. **Termination; Rights on Termination.** Employee's employment may be terminated in any one of the following ways:

(a) *Death.* The death of Employee shall immediately terminate the Term, and no severance compensation shall be owed to Employee's estate.

(b) *Disability.* If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position as determined by the DIRECTOR, in its sole discretion, on a full-time basis for a period of four (4) consecutive months, or for a total of four (4) months in any six (6) month period, then thirty (30) days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Employee's employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period.

(c) *Termination by the Company "For Cause."* The Company may terminate the Term promptly after written notice to Employee "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within fifteen (15) days of receipt by Employee of written notice from the Company specifying the breach; (ii) Employee's gross negligence in the performance of his duties hereunder, intentional nonperformance or misperformance of such duties, or refusal to abide by or comply with the directives of the Board, his superior officers, or the Company's policies and procedures, which actions continue for a period of at least ten (10) days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company or its subsidiaries, and that, in the judgment of the Board, materially and adversely affects the operations or reputation of the Company; (iv) Employee's conviction of a felony (other than a felony under the motor vehicle laws) or other crime involving moral turpitude; or (v) Employee's abuse of alcohol or drugs (legal or illegal) that, in the Company's judgment, materially impairs Employee's ability to perform his duties hereunder. In the event of termination "for cause," as enumerated above, Employee shall have no right to any severance compensation. In the event of termination "for cause," as enumerated above, or if Employee fails to comply with Sections 7, 8, 9 and 10 below after his employment by the Company has been terminated pursuant to this Section 6, all outstanding options to acquire Company Units granted pursuant to Section 3(c)(i) shall be forfeited and no longer be exercisable.

(d) *Termination Without Cause.* At any time after the commencement of this Agreement and the date of the Event of Capitalization, the Company may,

without cause, terminate this Agreement and Employee's employment, effective sixty (60) days after written notice is provided to the Employee. After the Event of Capitalization, the Company may, without cause, terminate this Agreement and Employee's employment effective ninety (90) days after written notice is provided to the Employee.

(e) *Payment Through Termination.* Upon termination of Employee's employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of the Company, and any bonus declared but not yet paid, if any) due through the effective date of termination. Additional compensation and benefits subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided herein. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the obligations under Sections 7, 8, 9 and 10 below shall survive such termination in accordance with their terms.

(f) *No Right to Offset.* In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment and, in the event that Employee secures employment or any consulting or similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6, the Company shall not have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings from such other employment.

7. **Restriction on Competition.**

(a) During the term of this Agreement, and thereafter, if Employee continues to be employed by the Company and/or other entity owned by or affiliated with the Company on an "at will" basis, for the duration of such period, and thereafter for a period of three years after termination of the Employee's employment, Employee shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company's business, including the development, marketing and sale of peer-to-peer leading services (collectively, the "Business"), within the states where the Company or its affiliates (i.e., third party referral partners) conducts the Business (the "Territory");

(ii) call upon any Person who is, at that time, within the Territory an employee of the Business for the purpose or with the intent of enticing such employee away from or out of the employ of the Business;

(iii) call upon any Person who is or that is, at that time, or has been, within one year prior to that time, a customer of the Business within the Territory for the purpose of soliciting or selling products or services in direct competition with the Business within the Territory; or

(iv) on Employee's own behalf or on behalf of any competitor, call upon any Person who or that, during Employee's employment by the Company or its subsidiaries was either called upon by the Company or its subsidiaries as a prospective acquisition candidate for the Business or was the subject of an acquisition analysis conducted by the Company or its subsidiaries for the Business.

(b) Notwithstanding anything contained in this Section 7 to the contrary, the foregoing covenants shall not be deemed to prohibit Employee from (i) acquiring as an investment not more than one (1%) percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association, or (ii) being employed by or consulting with in any capacity any individual or business that is directly or indirectly competitive with the Business.

(c) It is further agreed that, in the event that Employee shall cease to be employed by the Company or its subsidiaries and enters into a business or pursues other activities that, at such time, are not in competition with the Business, Employee shall not be chargeable with a violation of this Section 7 if the Company or its subsidiaries subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee's new business or activities. In addition, if Employee has no actual knowledge that his actions violate the terms of this Section 7, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company or its subsidiaries of such breach, Employee ceases the prohibited actions.

(d) The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination. If the time period specified by this Section 7 shall be reduced by law or court decision, then, notwithstanding the provisions of Section 6 above, Employee shall be entitled to receive from the Company his base salary at the rate then in effect solely for the longer of (i) the time period during which the provisions of this Section 7 shall be enforceable under the provisions of such applicable law, or (ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the applicable period provided in Section 6 above.

(c) Employee has carefully read and considered the provisions of this Section 7 and, having done so, agrees that the restrictive covenants in this Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its subsidiaries, and their respective officers, directors, employees and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and its subsidiaries throughout the term of these covenants.

8. **Confidential Information.** Employee hereby agrees to hold in strict confidence and not to disclose to any third-party any of the valuable, confidential and proprietary business, financial, technical, economic, sales and/or other types of proprietary business information relating to the Company (including all trade secrets) in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company and/or its subsidiaries because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's and its subsidiaries' business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

9. **Inventions.** Employee shall disclose promptly to the Company and its subsidiaries any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, and that are directly related to the business or activities of the Company or its subsidiaries and that Employee conceives as a result of his employment by the Company, which relate to the Business, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

10. **Return of Company Property**. Promptly upon termination of Employee's employment by the Company for any reason or no reason, Employee or Employee's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company, its subsidiaries or their respective representatives, vendors, or customers that pertain to the business of the Company or its subsidiaries, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company or its subsidiaries. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company or its subsidiaries, as the case may be, and be subject at all times to their discretion and control.

11. **Assignment; Binding Effect**. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with a subsidiary or affiliate of its subsidiaries other than the Company, unless Employee and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer.

12. **Complete Agreement; Waiver; Amendment**. This Agreement is not a promise of future employment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this Agreement. This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof and thereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

13. **Notice.** Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:
Semble, Inc.
330 112th Ave. NE, Suite 301
Bellevue, WA 98006
C/o: Todd R. Tarbert

To Employee:
James Yih Lee
~~Jay~~ Lee
3933 212th PL SE,
Bothell, WA 98021

Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

14. **Severability; Headings.** If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid and inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(d) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15. **Equitable Remedy.** Because of the difficulty of measuring economic losses to the Company and/or its subsidiaries as a result of a breach of the restrictive covenants and agreements set forth in Sections 7, 8, 9 and 10; and because of the immediate and irreparable damage that would be caused to the Company and/or its subsidiaries for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company or its subsidiaries at law or in equity, the Company and its subsidiaries shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants and agreements.

16. **Arbitration.** Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own

SCHEDULE 1
DUTIES AND RESPONSIBILITIES DURING

The following is a partial list of Employee's duties and responsibilities:

Sr. Software Engineer/ArchitectDuties & Responsibilities:

Web Product Pre-Launch

- Work with Director of Technology, Designer, COO, CEO and other developers to further flush out technical requirements
- Fully architect the entire website, application, database and admin platform.
- Research and present financial and security solutions for entire platform to ensure seamless financial transactions, integration to financial institutions and maintain the highest level of security.
- Oversee development phase and team to ensure tasks are completed correctly and staff stays on task.
- Work with Director of Technology to develop full development plan that is broken out into smaller tasks to fit within timeline and budget. In addition, work with executive team to prioritize features.
- Research and implement staging, test and production environments
- Provide Director of Technology with list of all hardware, software and other items needed to execute on this project.
- Assist in hire of at least one additional application developer
- Develop test plan to ensure every aspect of website, application, integrations and admin are working flawlessly for public launch
- Serve as thought leader to ensure quality product that exceeds user expectations and meets all requirements set forth by the executive team. Proactively present ideas and concepts that will better all aspects of the web platform.
- Work with Director of Technology to research and implement product backlog software, bug tracking, time tracking and other software necessary for resource management and tracking.
- Assess need for public website CMS for phase 1.
- Develop product specification
- Website, application, database and admin development

Web Product Post-Launch

- Work with Director of Technology to establish ongoing code release process and schedule
- Work with Director of Technology to develop ongoing product roadmap
- Prioritize ongoing updates, features and changes
- Manage any contractors that may still be utilized
- Serve as developer to make updates to front end, backend and database code. Work with Director of Technology on all updates.
- Continuously update and add to product specification
- Assist Director of Technology in helping to define operational processes and policies regarding the web platform.
- Work with entire team to help manage website users, issues, financial services, audits, security testing and other needs.
- Provide new ideas on how to improve overall platform performance, security and user experience.
- Website, application, database and admin development

Job Description

What you'll be doing

You will be working with our Director of Technology to create a full development plan, architect the web application and database, lead a team of two other developers and lead the comprehensive testing phase. The Director of Technology will be building a fully functional wireframe prototype and collaborate with you on flushing out all requirements.

Required experience, skills and qualifications

- 5+ years developing with Microsoft technologies (C#, .Net, MSSQL, etc)
- Solid experience with front end technologies such as XHTML, CSS, JavaScript, JQuery, AJAX, HTML5/CSS3 and others.
- Computer Science bachelor's degree (Masters a plus)
- Experience in building a web product from the ground up.
- Experience leading teams of developers
- Experience in architecting and implementing highly secure web applications
- Experience with ACH and PCI compliance
- Experience researching and setting up hosting environments with staging, testing and production environments
- Setup and managed version control
- Experience with integrating with APIs and social media
- Development of custom feature (or integration with 3rd party applications) that will enable users to send out mass communications via email. Import/export of email addresses.
- Experience in developing detailed and comprehensive test plans
- Specific experience in leading test to ensure successful deployment of fully functional web application that meets user needs, browser compatibility, PCI compliance and security requirements.
- Experience in creation of development plan with detailed and specific deliverables that tie to project plan/timeline.
- Manage accountability with development team to ensure project deliverables are met and project is moving forward on time and on budget.
- Excellent written and verbal communication skills
- Highly organized
- Team player and leader
- Excellent researcher and problem solver
- Can see all the tiny details that make up the bigger picture.

SCHEDULE 2
INITIAL BONUS SCHEDULE

I. Initial Development Period. Employee will be entitled to receive a bonus of $15,000 if the Semble website is launched to the public "on-time" and "on-budget." For purposes of this section, "on-time" means the Semble website and its relates services are available to the public on or before July 1, 2012 and "on-budget" means the total cost of building out the Semble website does not exceed $500,000.

  a. In addition, for each week prior to July 1, 2012 that the Semble website is launched to the public while staying "on-budget," the Employee will receive an additional bonus of $2,000.

II. Post Development Period. After the launch of the website, Employee and the DIRECTOR will establish in writing quarterly performance goals and so long as Employee is meeting or exceeding such goals, he will be entitled to receive a quarterly performance bonuses of $2,500 per quarter.

SCHEDULE 2
INITIAL BONUS SCHEDULE

I. Initial Development Period. Employee will be entitled to receive a bonus of $15,000 if the Semble website is launched to the public "on-time" and "on-budget." For purposes of this section, "on-time" means the Semble website and its relates services are available to the public on or before July 1, 2012 and "on-budget" means the total cost of building out the Semble website does not exceed $500,000.

a. In addition, for each week prior to July 1, 2012 that the Semble website is launched to the public while staying "on-budget," the Employee will receive an additional bonus of $2,000.

II. Post Development Period. After the launch of the website, Employee and the DIRECTOR will establish in writing quarterly performance goals and so long as Employee is meeting or exceeding such goals, he will be entitled to receive a quarterly performance bonuses of $2,500 per quarter.